EXHIBIT 10.2
AMENDMENT TO THE SHARE INCENTIVE PLAN
This Amendment (this “Amendment”) is made as of July 2, 2010 by United America Indemnity, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“UAI”).
RECITALS
WHEREAS, the boards of directors of UAI and Global Indemnity plc, a public limited company established in Ireland with registered number 481805 having its registered office at Arthur Cox Building, Earlsfort Terrance, Dublin 2 (“GI plc”) have previously approved a series of transactions to be effectuated pursuant to a scheme of arrangement (“Scheme of Arrangement”) in accordance with Section 86 (read with section 87) of the Cayman Islands Companies Law (as amended), pursuant to which (i) all outstanding Class A and Class B common shares of UAI (the “Class A Common Shares” and “Class B Common Shares,” respectively, and collectively the “Common Shares”) will be repurchased and cancelled, (ii) GI plc will issue Class A and Class B ordinary shares (the “Class A Ordinary Shares” and “Class B Ordinary Shares,” respectively, and collectively the “Ordinary Shares”) to holders of Class A and Class B Common Shares, respectively, of UAI that have been cancelled on a one-for-two basis, subject to the treatment of fractional shares, (iii) UAI will issue 100 Class A Common Shares to GI plc (which will constitute all of UAI’s issued shares at such time), (iv) all previously outstanding Ordinary Shares of GI plc will be reclassified as non-voting deferred shares (such transactions are collectively referred to as the “Transaction”) and (v) holders of Common Shares who would otherwise receive fractional shares in GI plc as a result of the one-for-two exchange will receive cash in consideration of the fractional shares that would otherwise be issued based on the trading price of Class A Common Shares on the Nasdaq Global Select Market on the business day immediately preceding the effective date of the Scheme of Arrangement;
WHEREAS, in accordance with Cayman Islands law, the Transaction will take place on the effectiveness of the Scheme of Arrangement (the “Transaction Time”);
WHEREAS, UAI maintains and sponsors the UAI Share Incentive Plan (the “Existing Plan”), providing for the grant or award to its directors, officers and employees and other persons of (a) options, restricted shares or other rights to purchase or receive Class A Common Shares, and (b) the right to receive benefits or other amounts by reference to Class A Common Shares, (individually, an “Existing Award” and collectively, the “Existing Awards”);
WHEREAS, GI plc has executed a Deed Poll of Assumption relating to the Existing Plan (the “Deed Poll”), pursuant to which, at the Transaction Time, GI plc will assume sponsorship of the Existing Plan and all outstanding Awards issued thereunder;
WHEREAS, the Compensation Committee of the board of directors of UAI passed resolutions on June 3, 2010 to amend and restate the Existing Plan (pursuant to its terms) and adjust outstanding equity based awards and grants thereunder to provide for the issuance of equity interests in GI plc in place of UAI, at the Transaction Time;
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, at and as of the Transaction Time:
1. As a result of the execution of the Deed Poll by GI plc, GI plc will be the sponsor of the Existing Plan (as so amended, the “Amended Plan”) and Class A Ordinary Shares will be issued under the Amended Plan in lieu of Class A Common Shares being issued thereunder. The Amended Plan is attached hereto as Exhibit A.
2. The Existing Plan is hereby renamed the “Global Indemnity plc Share Incentive Plan”. All references in the Existing Plan to “UAI” or its predecessors are hereby amended to be references to “GI plc” in the Amended Plan.
3. All references to “Common Share” in the Existing Plan shall be understood to mean “Ordinary Share” or “Ordinary Shares,” in the Amended Plan as appropriate.

4. As defined in Section 1 of the Amended Plan, the “Plan” shall mean the Global Indemnity plc Share Incentive Plan.
5. Pursuant to the Deed Poll, to the extent the Existing Plan and any Existing Award provides for the issuance, acquisition, holding or purchase of, or otherwise relates to or references, Class A Common Shares, then, pursuant to the terms hereof and thereof, the Existing Plan and the Existing Awards have been amended to provide for the issuance, acquisition, purchase or holding of, or otherwise relate to or reference, Class A Ordinary Shares (or benefits or other amounts determined in accordance with the Amended Plan and, as so amended, the “Amended Awards”). For the purposes of the Existing Plan, UAI confirms that its board of directors and the Compensation Committee of that board has approved that amendment and restatement of the Existing Plan. It is acknowledged by UAI that amendment of the Existing Plan and such Existing Awards is not intended to prejudice or diminish the rights of holders of Existing Awards.
6. Pursuant to the Deed Poll, each Amended Award shall, pursuant to the terms hereof and thereof, be exercisable, issuable, held, available or vest upon the same terms and conditions as under the Existing Plan or applicable Existing Award except that upon the exercise, issuance, holding, availability or vesting of such Amended Awards, as applicable, Class A Ordinary Shares are hereby issuable or available, or benefits or other amounts are determined, by reference to Class A Ordinary Shares, in lieu of Class A Common Shares.
7. Pursuant to the Deed Poll, each Existing Award that is a restricted share, or provides other rights to purchase or receive Class A Common Shares of UAI, has been converted to relate to or reference Class A Ordinary Shares of GI plc.
8. The number of Class A Ordinary Shares covered by an Amended Award immediately following the Transaction Time will be determined by dividing the number of Class A Common Shares that were covered by such applicable Existing Award immediately prior to the Transaction Time by two and rounding down for fractional shares. In the case of Amended Awards that are stock options, the per share exercise price of any such option immediately following the Transaction Time will be determined by doubling the per share exercise price of such stock option as in effect immediately prior to the Transaction Time.
9. Each Existing Award that is a stock option (i) is assumed by GI plc pursuant to the Deed Poll, or (ii) the obligations thereunder are assumed by GI plc pursuant to the Deed Poll, as applicable, in such manner that GI plc would be a corporation “assuming a stock option in a transaction to which section 424(a) applies” within the meaning of Section 424 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), were Section 424 of the Code applicable to such Existing Award, with regard to the requirements of U.S. Treasury Regulation Section 1.424-1(a)(5)(iii) for options that are intended to qualify under Section 422 of the Code, and with regard to the requirements of U.S. Treasury Regulation Section 1.409A-1(b)(5)(v)(D) for other options.
10. This Amendment will be effective immediately prior to the Transaction Time subject to effective completion of the Transaction.
(Remainder of page intentionally blank)

IN WITNESS WHEREOF, UAI has caused this Amendment to be duly executed as the date first set forth above.

UNITED AMERICA INDEMNITY, LTD.
By:	/s/ Larry A. Frakes
	Name:	Larry A. Frakes
	Title:	President and Chief Executive Officer

EXHIBIT A
GLOBAL INDEMNITY PLC SHARE INCENTIVE PLAN (as amended and restated July 2, 2010)